FOR IMMEDIATE RELEASE
                                                APRIL 14, 1998
                                                FOR ADDITIONAL INFORMATION
                                                CONTACT:  DARRELL E. BLOCKER
                                                          SR VICE PRESIDENT, CFO
                                                          (219) 356-3311



                         NORTHEAST INDIANA BANCORP, INC.
                        ANNOUNCES FIRST QUARTER EARNINGS

HUNTINGTON, INDIANA, -- Northeast Indiana Bancorp, Inc. (NEIB), the parent company of First Federal Savings Bank today announced net income of $544,000 ($0.36 per share) for the Company's first quarter ended March 31, 1998 compared to net income of $494,000 ($0.31 per share) for the first quarter ended March 31, 1997, an increase of 10.1%. The current three months earnings represents an annualized return on average assets (ROA) of 1.09% and a return on average equity (ROE) of 7.96%.

Stephen E. Zahn, President and Chief Executive Officer, attributes the $50,000 increase in first quarter earnings for March 31, 1998 compared with March 31, 1997 to improved net interest income after provision for loss of $1,678,000 for the three months ended March 31, 1998 versus $1,444,000 for the comparable period 1997. This income was partially reduced by higher non--interest expense of $947,000 for 1998 compared to $752,000 for 1997. This increased expense was due to higher costs associated with employee stock benefit plans and increases in compensation including additional staff needed to serve our customer growth. The increase is also due to higher occupancy costs, data processing and other operating expenses associated with our growth.

The book value of NEIB's stock is $15.83 per share as of March 31, 1997 and the last reported trade of the stock in March was at $22.63 per share.

Northeast Indiana Bancorp, Inc. is headquartered at 648 North Jefferson Street, Huntington, Indiana 46750 and the Company is traded on the Nasdaq National Market under the symbol "NEIB".








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

                                       NORTHEAST INDIANA BANCORP
                              CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                              (Unaudited)
                             CONSOLIDATED STATEMENT OF FINANCIAL CONDITION



                             ASSETS                                        March 31,      December 31,
                                                                              1998            1997
                                                                         ------------     ------------
Interest-earning cash and cash equivalents .........................        3,479,550        3,036,847
Noninterest earning cash and cash equivalents ......................        1,825,077        1,782,839
                                                                         ------------     ------------
   Total cash and cash equivalents .................................        5,304,627        4,819,686
Interest earning deposits in financial institutions ................          100,000          100,000
Securities available for sale ......................................       14,597,047       14,628,590
Securities held to maturity estimated market value of $563,581
      and $756,846 at March 31, 1998 and December 31, 1997 .........          563,581          756,846
Loans receivable, net of allowance for loan loss
      March 31, 1998 $1,266,589 and December 31, 1997 $1,194,000          175,662,986      174,538,907
Real estate owned ..................................................           19,500             --
Accrued interest receivable ........................................          429,300          511,950
Premises and equipment .............................................        1,978,658        1,964,374
Other assets .......................................................        1,650,310        2,048,244
                                                                         ------------     ------------
    Total Assets ...................................................     $200,306,009     $199,368,597
                                                                         ============     ============

                  LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits ...........................................................      119,853,335      107,549,786
Borrowed Funds .....................................................       52,479,558       63,521,682
Accrued interest payable and other liabilities .....................        1,245,744        1,004,495
                                                                         ------------     ------------
    Total Liabilities ..............................................     $173,578,637     $172,075,963
                                                                         ------------     ------------

Retained earnings - substantially restricted .......................       26,727,372       27,292,634
                                                                         ------------     ------------
    Total Liabilities and Shareholder's Equity .....................     $200,306,009     $199,368,597
                                                                         ============     ============

                                NORTHEAST INDIANA BANCORP
                       CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                       (Unaudited)

                            CONSOLIDATED STATEMENTS OF INCOME

                                                              Three Months Ended
                                                                    March 31
                                                       -------------------------------
                                                          1998                 1997
                                                       ----------           ----------
Total interest income ...........................       3,973,254            3,315,140
Total interest expense ..........................       2,205,722            1,812,290
                                                       ----------           ----------
   Net interest income ..........................      $1,767,532           $1,502,850
Provision for loan losses .......................          90,000               58,500
                                                       ----------           ----------
   Net interest income after provision for
   loan losses ..................................      $1,677,532           $1,444,350
Total noninterest income ........................         169,408              116,058
Total noninterest expense without FDIC expense ..         932,118              739,353
FDIC expense ....................................          15,107               12,685
                                                       ----------           ----------
   Total noninterest expenses ...................         947,225              752,038
                                                       ----------           ----------
  Income before income tax expenses .............      $  899,715           $  808,370
Income tax expenses .............................         356,171              314,630
                                                       ----------           ----------
     Net Income .................................      $  543,544           $  493,740
                                                       ==========           ==========


                             SELECTED FINANCIAL DATA


                                                       Three Months Ended
                                                           March 31st
                                                   -------------------------
                                                   1998                 1997
                                                   ----                 ----
Earnings per share                                 0.36                 0.31
Net interest margin                                3.65                 3.61
Return on average assets                           1.09                 1.16
Return on average equity                           7.96                 7.44

                                                         At March 31st
                                                  --------------------------
                                                   1998                 1997
                                                   ----                 ----
Stockholders' equity as a % of total assets       13.68                15.57
Book value per share                              15.83                14.87